Exhibit 1.1

GLOBAL NET LEASE, INC.

$200,000,000

Shares of 7.25% Series A Cumulative Redeemable Preferred Stock

 (Liquidation Preference $25.00 Per Share)

EQUITY DISTRIBUTION AGREEMENT

March 23, 2018

Ladenburg Thalmann & Co. Inc.

277 Park Avenue, 26th Floor

New York, New York 10172

BMO Capital Markets Corp.

3 Times Square

New York, New York 10036

B. Riley FBR, Inc.

299 Park Avenue 7th Floor

New York, New York 10171

Ladies and Gentlemen:

Global Net Lease, Inc., a Maryland corporation (the “Company”), and Global Net Lease Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), each confirms its agreement (this “Agreement”) with Ladenburg Thalmann & Co. Inc., BMO Capital Markets Corp. and B. Riley FBR, Inc. (each an “Agent” and collectively, the “Agents”), as follows:

SECTION 1. Description of Securities. The Company proposes to issue and sell through or to the Agents, as sales agents and/or principals, shares of the Company’s 7.25% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Preferred Stock”), having an aggregate gross sales price of up to $200,000,000 (the “Shares”) on the terms set forth in Section 3 of this Agreement. The Company agrees that whenever it determines to sell the Shares directly to any Agent as principal, it will enter into a separate agreement (each, a “Terms Agreement”), in form and substance satisfactory to such Agent, relating to such sale in accordance with Section 3 of this Agreement. In connection with any sale of Shares under this Agreement, the Company will contribute the net proceeds from the sale of the Shares to the Operating Partnership in exchange for units of limited partnership interest of the Operating Partnership designated as “7.25% Series A Cumulative Redeemable Preferred Units” (the “Preferred Units”).

SECTION 2. Representations and Warranties of the Company and the Operating Partnership. The Company and the Operating Partnership, jointly and severally, represent and warrant to and agree with each Agent that:

(a) An “automatic shelf registration statement” (the “registration statement”) as defined in Rule 405 under the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively called the “Act”), on Form S-3 (File No. 333-214579) in respect of the Shares, including a form of prospectus, has been prepared and filed by the Company not earlier than three years prior to the date hereof, in conformity with the requirements of the Act, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder (the “Rules and Regulations”). The registration statement contains, or incorporates by reference to documents that the Company has filed or will file in accordance with the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), certain information concerning the offering and sale of the Preferred Stock, including the Shares, and contains or incorporates by reference additional information concerning the Company and its business; the Commission has not issued an order preventing or suspending the use of the Basic Prospectus (as defined below), the Prospectus Supplement (as defined below), the Prospectus (as defined below) or any Permitted Free Writing Prospectus (as defined below), or the effectiveness of the Registration Statement, and no proceeding for that purpose or pursuant to Section 8A of the Act has been instituted or, to the Company’s or the Operating Partnership’s knowledge, threatened by the Commission. Except where the context otherwise requires, “Registration Statement,” as used herein, means the registration statement, as amended at the time of such registration statement’s effectiveness for purposes of Section 11 of the Act, as such section applies to the Agents, as well as any new registration statement, post-effective amendment or new automatic shelf registration statement as may have been filed pursuant to Sections 4(f) or (g) of this Agreement, including (1) all documents filed as a part thereof or incorporated or deemed to be incorporated by reference therein, (2) any information contained or incorporated by reference in a prospectus filed with the Commission pursuant to Rule 424(b) under the Act, to the extent such information is deemed, pursuant to Rule 430B or Rule 430C under the Act, to be part of the registration statement at the time of such registration statement’s effectiveness for purposes of Section 11 of the Act, as such section applies to the Agents, and (3) any registration statement filed to register the offer and sale of Shares pursuant to Rule 462(b) under the Act. Except where the context otherwise requires, “Basic Prospectus,” as used herein, means the prospectus filed as part of each Registration Statement, together with any amendments or supplements thereto (other than a prospectus supplement relating solely to an offering of securities other than the Shares), as of the date of this Agreement. Except where the context otherwise requires, “Prospectus Supplement,” as used herein, means the final prospectus supplement, relating to the Shares, filed by the Company with the Commission pursuant to Rule 424(b) under the Act on or before the second business day after the date hereof (or such earlier time as may be required under the Act), in the form furnished by the Company to the Agents in connection with the offering of the Shares. Except where the context otherwise requires, “Prospectus,” as used herein, means the Prospectus Supplement together with the Basic Prospectus attached to or used with the Prospectus Supplement. Notwithstanding the foregoing, if any revised basic prospectus, prospectus supplement or prospectus shall be provided to the Agents by the Company for use in connection with the offering and sale of the Shares which differs from the Basic Prospectus, Prospectus Supplement or Prospectus, as the case may be (whether or not such revised basic prospectus, prospectus supplement or prospectus is required to be filed by the Company pursuant to Rule 424(b) of the Act), the terms “Basic Prospectus,” “Prospectus Supplement” and “Prospectus” shall refer to such revised basic prospectus, prospectus supplement or prospectus, as the case may be, from and after the time it is first provided to the Agents for such use. “Permitted Free Writing Prospectuses,” as used herein, means the documents listed on Schedule A attached hereto and any other “issuer free writing prospectus” (as defined in Rule 433 of the Act) that the Company and the Agents shall agree from time to time is a Permitted Free Writing Prospectus. Any reference herein to the registration statement, the Registration Statement, the Basic Prospectus, the Prospectus Supplement, the Prospectus or any Permitted Free Writing Prospectus shall be deemed to refer to and include the documents, if any, incorporated by reference, or deemed to be incorporated by reference, therein (the “Incorporated Documents”), including, unless the context otherwise requires, the documents, if any, filed as exhibits to such Incorporated Documents. Any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Basic Prospectus, the Prospectus Supplement, the Prospectus or any Permitted Free Writing Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act on or after the initial effective date of the Registration Statement, or the date of the Basic Prospectus, the Prospectus Supplement, the Prospectus or such Permitted Free Writing Prospectus, as the case may be, and deemed to be incorporated therein by reference.

(b) The Registration Statement complied when it became effective, complies as of the date hereof and, as amended or supplemented, at each deemed effective date with respect to the Agents pursuant to Rule 430(B)(f)(2) of the Act, and at each Settlement Date (as defined in Section 3(a)(vi) hereof) and on each Representation Date (as defined in Section 4(p)) will comply, in all material respects, with the requirements of the Act, and the Registration Statement did not and will not, at such times, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; the conditions to the use of Form S-3 in connection with the offering and sale of the Shares as contemplated hereby have been satisfied; the Registration Statement meets, and the offering and sale of the Shares as contemplated hereby comply with, the requirements of Rule 415 under the Act (including, without limitation, Rule 415(a)(5)); the Basic Prospectus complied or will comply, at the time it was or will be filed with the Commission, complies as of the date hereof (if filed with the Commission on or prior to the date hereof) and, as of the time of each sale of Shares pursuant to this Agreement (each, a “Time of Sale”), at each Settlement Date and on each Representation Date, will comply, in all material respects, with the requirements of the Act; on each Representation Date and each Settlement Date, the Basic Prospectus, as then amended or supplemented, did not and will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; the Prospectus will comply, as of the date that it is filed with the Commission, the date of the Prospectus Supplement, each Time of Sale, each Representation Date and each Settlement Date, in all material respects, with the requirements of the Act (including, without limitation, Section 10(a) of the Act); on each Representation Date, the Prospectus, as then amended or supplemented, will not, either alone or together with any combination of one or more of the then issued Permitted Free Writing Prospectuses, if any, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; each Permitted Free Writing Prospectus will comply, as of its date, as of each Time of Sale, each Representation Date and each Settlement Date, in all material respects with the requirements of the Act; on the date of each Permitted Free Writing Prospectus, such Permitted Free Writing Prospectus will not include any information that will conflict with any information contained in the Registration Statement, the Prospectus or any Incorporated Document, except as a result of changes subsequent to the filing of such documents, or include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company and the Operating Partnership make no representation or warranty with respect to any statement contained in the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus in reliance upon and in conformity with information concerning any Agent and furnished in writing by or on behalf of such Agent expressly for use in the Registration Statement, the Basic Prospectus, the Prospectus or such Permitted Free Writing Prospectus, as the case may be; each Incorporated Document, at the time such document was filed with the Commission or at the time such document became effective, as applicable, complied, in all material respects, with the requirements of the Exchange Act and did not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. For all purposes of this Agreement (including, without limitation, the provisions of this paragraph and of Section 7 of this Agreement), the Company, the Operating Partnership and each Agent agree that the only information furnished or to be furnished by or on behalf of such Agent expressly for use in the Registration Statement, the Basic Prospectus, the Prospectus Supplement, the Prospectus or any Permitted Free Writing Prospectus or any amendment or supplement to any of the foregoing is the legal and marketing name of each Agent and the last sentence in the first paragraph under the section titled “Plan of Distribution.”

(c) (i) At the time of filing of the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) under the Act) made any offer relating to the Shares in reliance on the exemption of Rule 163 under the Act and (iv) at the date hereof, the Company is a “well-known seasoned issuer” as defined in Rule 405 under the Act. The Company has not received from the Commission any notice objecting to the use of the automatic shelf registration form.

(d) Prior to the execution of this Agreement, the Company has not, directly or indirectly, offered or sold any Shares by means of any “prospectus” or “free writing prospectus” (in each case within the meaning of the Act) or used any “prospectus” or “free writing prospectus” (in each case within the meaning of the Act) in connection with the offer or sale of the Shares, and from and after the execution of this Agreement, the Company will not, directly or indirectly, offer or sell any Shares by means of any “prospectus” or “free writing prospectus” (in each case within the meaning of the Act) or use any “prospectus” or “free writing prospectus” (in each case within the meaning of the Act) in connection with the offer or sale of the Shares, other than the Prospectus, as amended or supplemented from time to time in accordance with the provisions of this Agreement, and any Permitted Free Writing Prospectuses; the Company has not, directly or indirectly, prepared, used or referred to any Permitted Free Writing Prospectus except in compliance with Rule 163 or with Rules 164 and 433 under the Act; assuming that any such Permitted Free Writing Prospectus is so sent or given after the Registration Statement was filed with the Commission (and after such Permitted Free Writing Prospectus was, if required pursuant to Rule 433(d) under the Act, filed with the Commission), the sending or giving, by each Agent, of any Permitted Free Writing Prospectus will satisfy the provisions of Rule 164 or Rule 433 (without reliance on subsections (b), (c) and (d) of Rule 164); the conditions set forth in one or more of subclauses (i) through (iv), inclusive, of Rule 433(b)(1) under the Act are satisfied, and the registration statement relating to the offering of the Shares contemplated hereby, as initially filed with the Commission, includes a prospectus that, other than by reason of Rule 433 or Rule 431 under the Act, satisfies the requirements of Section 10 of the Act; neither the Company nor any Agent is disqualified, by reason of subsection (f) or (g) of Rule 164 under the Act, from using, in connection with the offer and sale of the Shares, “free writing prospectuses” (as defined in Rule 405 under the Act) pursuant to Rules 164 and 433 under the Act; the Company is not an “ineligible issuer” (as defined in Rule 405 under the Act) as of the eligibility determination date for purposes of Rules 164 and 433 under the Act with respect to the offering of the Shares contemplated by the Registration Statement; the parties hereto agree and understand that the content of any and all “road shows” (as defined in Rule 433 under the Act) related to the offering of the Shares contemplated hereby are “issuer free writing prospectuses” as defined in Rule 433 of the Act.

(e) As of December 31, 2017, the Company has an authorized and outstanding capitalization as set forth in the consolidated balance sheet as of December 31, 2017 or as of the Company’s then most recently completed quarter or fiscal year, contained in the Company’s Quarterly Report on Form 10-Q or the Company’s Annual Report on Form 10-K, as applicable, at the indicated date, and there has been no material change in such information since December 31, 2017 or the Company’s then most recently completed quarter or fiscal year (subject to the issuance of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), upon exercise of stock options and warrants, or upon exchange of units of limited partnership interest of the Operation Partnership (“OP Units”), disclosed as outstanding in the Registration Statement (excluding the exhibits thereto) and the Prospectus and the grant of options under existing stock option plans described in the Registration Statement (excluding the exhibits thereto), the Basic Prospectus and the Prospectus).

(f) All of the issued and outstanding shares of capital stock, including the Preferred Stock, of the Company have been duly authorized and validly issued and are fully paid and non-assessable, have been issued in compliance with all applicable securities laws and were not issued in violation of any preemptive right, resale right, right of first refusal or similar right; the Shares are duly listed, and admitted and authorized for trading, subject to official notice of issuance, on the New York Stock Exchange (the “NYSE”).

(g) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland, with full corporate power and authority to own, lease and operate its properties and conduct its business as described in the Registration Statement, the Prospectus and the Permitted Free Writing Prospectuses, if any, and, in the case of the Company and the Operating Partnership, to execute and deliver this Agreement and to issue, sell and deliver the Shares as contemplated herein.

(h) The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, (i) have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company and the Subsidiaries (as defined below) taken as a whole, (ii) prevent or materially interfere with consummation of the transactions contemplated hereby or (iii) result in the delisting of shares of Preferred Stock or Common Stock from the NYSE (the occurrence of any such effect or any such prevention or interference or any such result described in the foregoing clauses (i), (ii) and (iii) being herein referred to as a “Material Adverse Effect”).

(i) As of the date of this Agreement, the Company has no subsidiaries (as defined under the Act) other than those subsidiaries listed on Schedule B hereto (collectively, the “Subsidiaries”).

(j) Except for the units of limited partnership interest of the Operating Partnership designated as “LTIP Units” (“LTIP Units”) as described in the Registration Statement and the Prospectus, the Company owns all of the issued and outstanding capital stock or other equity interests of each of the Subsidiaries, including the Operating Partnership; other than the capital stock or other equity interests of the Subsidiaries, the Company and the Operating Partnership do not own, directly or indirectly, any shares of stock or any other equity interests or long-term debt securities of any corporation, firm, partnership, joint venture, association or other entity; complete and correct copies of the charters and the bylaws of the Company and the charters, the bylaws, the limited liability company agreements, partnerships agreements or other organizational documents of each Subsidiary and all amendments thereto have been delivered to the Agents; each Subsidiary has been duly incorporated or organized and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation or organization, with full corporate or partnership (as applicable) power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the Prospectus and the Permitted Free Writing Prospectuses, if any; each Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect; all of the outstanding shares of capital stock or other equity interests of each of the Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable, have been issued in compliance with all applicable securities laws, were not issued in violation of any preemptive right, resale right, right of first refusal or similar right and are owned by the Company subject to no security interest, other encumbrance or adverse claims; with respect to the LTIP Units as described in the Registration Statement, no options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligation into shares of capital stock or other equity interests in the Subsidiaries are outstanding; and the Company has no “significant subsidiary,” as that term is defined in Rule 1-02(w) of Regulation S-X under the Act, other than Subsidiaries that are listed on Exhibit 21.1 of the Company’s Annual Report on Form 10-K for the year ending December 31, 2017.

(k) The Shares have been duly and validly authorized and, when issued and delivered against payment therefor as provided herein, will be duly and validly issued, fully paid and non-assessable and free of statutory and contractual preemptive rights, first refusal rights or similar rights; the Shares, when issued and delivered against payment therefor as provided herein, will be free of any restriction upon the voting or transfer thereof pursuant to the Company’s charter or bylaws or any agreement or other instrument to which the Company is a party other than the restrictions on ownership and transfer set forth in the Company’s charter. All of the other issued and outstanding shares of capital stock, including the Common Stock, have been duly authorized and validly issued and are fully paid and non-assessable, have been issued in compliance with all applicable securities laws and were not issued in violation of any preemptive right, resale right, right of first refusal or similar right.

(l) The capital stock of the Company, including the Shares, conforms in all material respects to each description thereof, if any, contained or incorporated by reference in the Registration Statement, the Prospectus or any Permitted Free Writing Prospectus; and the certificates for the Shares are in due and proper form.

(m) The Company and the Operating Partnership have full power and authority to enter into this Agreement. This Agreement has been duly authorized, executed and delivered by the Company and the Operating Partnership. This Agreement constitutes a valid and binding agreement of the Company and the Operating Partnership and is enforceable against the Company and the Operating Partnership in accordance with its terms, except as the enforceability hereof and thereof may be limited by applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors’ rights generally and moratorium laws in effect from time to time and by equitable principles restricting the availability of equitable remedies.

(n) The Company’s charter (the “Charter”) set forth the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Preferred Stock and reflect the classification of 5,409,650 shares as shares of Preferred Stock.  The new Articles Supplementary classify 8,000,000 additional shares of authorized but unissued preferred stock, $0.01 par value per share, of the Company as additional shares of Preferred Stock (the “New Articles Supplementary”).  The New Articles Supplementary will have been filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”), will have become effective under the Maryland General Corporation Law (the “MGCL”) and will comply with all applicable requirements under the MGCL on or prior to any sale under this Agreement.

(o) The Second Amendment, dated as of September 11, 2017, to the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of June 2, 2015 (as amended from time to time, the “Operating Partnership Agreement”), sets forth the designations, preferences and other rights and terms of the Preferred Units.  An amendment to the Operating Partnership Agreement increasing the number of authorized Preferred Units (the “Operating Partnership Agreement Amendment”) will be, prior to any sale under this Agreement, duly authorized, executed and delivered.  The Company, as the sole general partner of the Operating Partnership, will duly authorize, execute and deliver the Operating Partnership Agreement Amendment.

(p) The Company has reserved for future issuance, and will keep available at all times, a sufficient number of shares of Common Stock, to be issued upon conversion of the shares of Preferred Stock then outstanding and the shares of Common Stock when issued upon conversion and surrender of such shares of Preferred Stock in accordance with the Charter and the New Articles Supplementary will be validly issued, fully paid and non-assessable, will have been issued in compliance with all applicable state and federal securities laws and will not have been issued in violation of or subject to any preemptive rights, first refusal rights or similar rights.

(q) Neither the Company nor any of the Subsidiaries is in breach or violation of or in default under (nor has any event occurred which, with notice, lapse of time or both, would result in any breach or violation of, constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a part of such indebtedness under) (A) its charter or bylaws, or (B) any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which it is a party or by which it or any of its properties may be bound or affected, or (C) any federal, state, local or foreign law, regulation or rule, or (D) any rule or regulation of any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the rules and regulations of the NYSE), or (E) any decree, judgment or order applicable to it or any of its properties, except for any of the foregoing in (B), (C), (D) or (E) as would not, individually or in the aggregate, have a Material Adverse Effect.

(r) The execution, delivery and performance of this Agreement, the execution and filing of the New Articles Supplementary, the issuance and sale of the Shares and the consummation of the transactions contemplated hereby will not conflict with, result in any breach or violation of or constitute a default under (nor constitute any event which, with notice, lapse of time or both, would result in any breach or violation of, constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a part of such indebtedness under) (or result in the creation or imposition of a lien, charge or encumbrance on any property or assets of the Company or any Subsidiary pursuant to) (A) the charter or bylaws of the Company or bylaws, the limited liability company agreements, partnership agreements or other organizational documents of any of the Subsidiaries, or (B) any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which the Company or any of the Subsidiaries is a party or by which any of them or any of their respective properties may be bound or affected, or (C) any federal, state, local or foreign law, regulation or rule, or (D) any rule or regulation of any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the rules and regulations of the NYSE), or (E) any decree, judgment or order applicable to the Company or any of the Subsidiaries or any of their respective properties, except for any of the foregoing in (B), (C), (D) or (E) as would not, individually or in the aggregate, have a Material Adverse Effect.

(s) No approval, authorization, consent or order of or filing with any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency, or of or with any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the NYSE), or approval of the stockholders of the Company, is required in connection with the issuance and sale of the Shares or the consummation by the Company and the Operating Partnership of the transactions contemplated hereby, other than (i) registration of the Shares under the Act and filing the New Articles Supplementary with the SDAT, which has been or will be effected, and the listing of the Shares on the NYSE, (ii) any necessary notice or qualification under the securities or blue sky laws of the various jurisdictions in which the Shares are being offered by the Agents or (iii) under the Conduct Rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

(t) Except as described in the Registration Statement (excluding the exhibits thereto) and the Prospectus, (i) no person has the right, contractual or otherwise, to cause the Company to issue or sell to it any shares of Preferred Stock or shares of any other capital stock or other equity interests of the Company, (ii) no person has any preemptive rights, resale rights, rights of first refusal or other rights to purchase any shares of Preferred Stock or shares of any other capital stock of or other equity interests in the Company and (iii) no person has the right to act as an underwriter, agent, financial advisor to the Company or in any similar capacity in connection with the offer and sale of the Shares; no person has the right, contractual or otherwise, to cause the Company to register under the Act any shares of Preferred Stock or shares of any other capital stock of or other equity interests in the Company, or to include any such shares or interests in the Registration Statement or the offering contemplated thereby.

(u) Each of the Company and the Subsidiaries has all necessary licenses, authorizations, consents and approvals and has made all necessary filings required under any applicable law, regulation or rule, and has obtained all necessary licenses, authorizations, consents and approvals from other persons, in order to conduct their respective businesses, except where failure to obtain or maintain such licenses, authorizations, consents or approvals or make such filings would not, individually or in the aggregate, have a Material Adverse Effect; neither the Company nor any of the Subsidiaries is in violation of, or in default under, or has received notice of any proceedings relating to revocation or modification of, any such license, authorization, consent or approval or any federal, state, local or foreign law, regulation or rule or any decree, order or judgment applicable to the Company or any of the Subsidiaries, except where such violation, default, revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect.

(v) There are no actions, suits, claims, investigations or proceedings pending or, to the Company’s or the Operating Partnership’s knowledge, threatened, to which the Company or any of the Subsidiaries or any of their respective directors or officers is or would be a party or of which any of their respective properties is or would be subject at law or in equity, before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency, or before or by any self-regulatory organization or other nongovernmental regulatory authority (including, without limitation, the NYSE), except any such action, suit, claim, investigation or proceeding which, if resolved adversely to the Company or any Subsidiary, would not, individually or in the aggregate, have a Material Adverse Effect.

(w) PricewaterhouseCoopers LLP, whose report on the consolidated financial statements of the Company and the Subsidiaries is included or incorporated by reference in the Registration Statement and the Prospectus, are independent registered public accountants as required by the Act and by the rules of the Public Company Accounting Oversight Board.

(x) The financial statements included or incorporated by reference in the Registration Statement, the Prospectus or any Permitted Free Writing Prospectus, together with the related notes and schedules, present fairly the consolidated financial position of the Company and the Subsidiaries as of the dates indicated and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and the Subsidiaries for the periods specified and have been prepared in compliance with the applicable requirements of the Act and Exchange Act and in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved; all pro forma financial statements or data, if any, included or incorporated by reference in the Registration Statement, the Prospectus or any Permitted Free Writing Prospectus comply with the applicable requirements of the Act and the Exchange Act, and the assumptions used in the preparation of such pro forma financial statements and data are reasonable, the pro forma adjustments used therein are appropriate to give effect to the transactions or circumstances described therein and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements and data; the other financial and statistical data contained or incorporated by reference in the Registration Statement, the Prospectus or any Permitted Free Writing Prospectus are accurately and fairly presented and prepared on a basis consistent with the financial statements and books and records of the Company and the Subsidiaries; there are no financial statements (historical or pro forma) that are required to be included or incorporated by reference in the Registration Statement or the Prospectus that are not included or incorporated by reference as required; neither the Company nor any of the Subsidiaries has any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), required to be disclosed in the Registration Statement, not described in the Registration Statement (excluding the exhibits thereto) and the Prospectus; and all disclosures contained or incorporated by reference in the Registration Statement, the Prospectus or any Permitted Free Writing Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Act, to the extent applicable.

(y) Subsequent to the respective dates as of which information is given in the Registration Statement, the Prospectus and the Permitted Free Writing Prospectuses, if any, there has not been (i) any material adverse change, or any development involving a prospective material adverse change, in the business, properties, management, financial condition or results of operations of the Company and the Subsidiaries taken as a whole, (ii) any transaction which is material to the Company and the Subsidiaries taken as a whole, (iii) any obligation or liability, direct or contingent (including any off-balance sheet obligations), incurred by the Company or any Subsidiary, which is material to the Company and the Subsidiaries taken as a whole, (iv) any change in the capital stock or outstanding indebtedness of the Company or any Subsidiaries or (v) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company or any Subsidiary; except in each case as otherwise disclosed in the Registration Statement and the Prospectus, and except as would not, individually or in the aggregate, have a Material Adverse Effect.

(z) Neither the Company nor any Subsidiary is, and at no time during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any sale of Shares will any of them be, and, after giving effect to the offering and sale of the Shares, neither of them will be, an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(aa) The Company and each of the Subsidiaries have good and marketable title to all property (real and personal) described the Registration Statement, the Prospectus or any Permitted Free Writing Prospectus as being owned by any of them, free and clear of all liens, claims, security interests or other encumbrances; all the property described in the Registration Statement, the Prospectus or any Permitted Free Writing Prospectus as being held under lease by the Company or a Subsidiary is held thereby under valid, subsisting and enforceable leases.

(bb) The Company and the Subsidiaries own or possess sufficient trademarks, trade names, patent rights, copyrights, domain names, licenses, approvals, trade secrets and other similar rights (collectively, “Intellectual Property”) reasonably necessary to conduct their businesses as now conducted. Neither the Company nor any of the Subsidiaries has received any notice of infringement or conflict with asserted Intellectual Property of others. The Company is not a party to or bound by any options, licenses or agreements with respect to the Intellectual Property Rights of any other person or entity that are required to be described in the Registration Statement or the Prospectus and are not described therein. None of the technology employed by the Company or any of the Subsidiaries has been obtained or is being used by the Company or any of the Subsidiaries in violation of any contractual obligation binding on the Company or any of the Subsidiaries or any of its or the Subsidiaries’ officers, directors or employees or otherwise in violation of the rights of any persons, except for such violations that would not, individually or in the aggregate, have a Material Adverse Effect.

(cc) Neither the Company nor any of the Subsidiaries is engaged in any unfair labor practice; except for matters which would not, individually or in the aggregate, have a Material Adverse Effect, (i) there is (A) no unfair labor practice complaint pending or, to the Company’s or the Operating Partnership’s knowledge, threatened against the Company or any of the Subsidiaries before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or, to the Company’s or the Operating Partnership’s knowledge, threatened, (B) no strike, labor dispute, slowdown or stoppage pending or, to the Company’s or the Operating Partnership’s knowledge, threatened against the Company or any of the Subsidiaries and (C) no union representation dispute currently existing concerning the employees of the Company or any of the Subsidiaries, (ii) to the Company’s or the Operating Partnership’s knowledge, no union organizing activities are currently taking place concerning the employees of the Company or any of the Subsidiaries and (iii) there has been no violation of any federal, state, local or foreign law relating to discrimination in the hiring, promotion or pay of employees, any applicable wage or hour laws or any provision of the Employee Retirement Income Security Act of 1974 (“ERISA”) or the rules and regulations promulgated thereunder concerning the employees of the Company or any of the Subsidiaries.

(dd) The Company and the Subsidiaries and their respective properties, assets and operations are in compliance with, and the Company and each of the Subsidiaries hold all permits, authorizations and approvals required under, Environmental Laws (as defined below), except to the extent that failure to so comply or to hold such permits, authorizations or approvals would not, individually or in the aggregate, have a Material Adverse Effect; except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, there are no past, present or, to the Company’s or the Operating Partnership’s knowledge, reasonably anticipated future events, conditions, circumstances, activities, practices, actions, omissions or plans that could reasonably be expected to give rise to any costs or liabilities to the Company or any Subsidiary under, or to interfere with or prevent compliance by the Company or any Subsidiary with, Environmental Laws; except as would not, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor any of the Subsidiaries (i) is, to the Company’s or the Operating Partnership’s knowledge, the subject of any investigation, (ii) has received any notice or claim, (iii) is a party to or affected by any pending or, to the Company’s or the Operating Partnership’s knowledge, threatened action, suit or proceeding, (iv) is bound by any judgment, decree or order or (v) has entered into any agreement, in each case relating to any alleged violation of any Environmental Law or any actual or alleged release or threatened release or cleanup at any location of any Hazardous Materials (as defined below) (as used herein, “Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, order, decree, judgment or injunction, or common law, relating to the protection, cleanup or restoration of the environment or natural resources, including those relating to the distribution, processing, generation, treatment, storage, disposal, transportation, other handling or release or threatened release of Hazardous Materials, and “Hazardous Materials” means any material (including, without limitation, pollutants, contaminants, hazardous or toxic substances or wastes) that is regulated by or may give rise to liability under any Environmental Law).

(ee) All material foreign, federal, state and local tax returns that are required to be filed by the Company or any of the Subsidiaries have been timely filed (taking into account any extension of time within which to file such tax returns), and all material foreign, federal, state and local taxes and other assessments of a similar nature (whether imposed directly or through withholding) including any interest, additions to tax or penalties applicable thereto due or claimed to be due from such entities have been timely paid, other than those being contested in good faith which have not been finally determined and for which adequate reserves have been provided in accordance with GAAP, or that would not be required to be disclosed in the Registration Statement.

(ff) Commencing with the Company’s taxable year ended on December 31, 2013, the Company has been organized in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”) and all applicable regulations under the Code, and the Company’s actual method of operation through the date hereof has enabled it to meet, and the Company’s proposed method of operation will enable it to continue to meet, the requirements for qualification and taxation as a REIT under the Code and all applicable regulations under the Code for its taxable year ending December 31, 2018 and thereafter; all statements in the Registration Statement and the Basic Prospectus under the caption “Material U.S. Federal Income Tax Considerations,” as the same have been amended, restated and superseded in their entirety in the Prospectus Supplement under the caption “Material U.S. Federal Income Tax Considerations,” regarding the Company’s qualification and taxation as a REIT are correct in all material respects. The Company intends to continue to qualify as a REIT under the Code and all applicable regulations under the Code for all subsequent years, and the Company, after reasonable inquiry and diligence, does not know of any event that would reasonably be expected to cause the Company to fail to qualify as a REIT at any time. The Operating Partnership has been and will be taxed as a partnership or as a “disregarded entity” (within the meaning of Treasury Regulation Section 301.7701(2)(c)) and not as an association or publicly traded partnership (within the meaning of Section 7704) subject to tax as a corporation, for U.S. federal income tax purposes beginning with its first taxable year; the Company does not know of any event that would cause or would reasonably be expected to cause the Operating Partnership to cease being taxed as a partnership or as a “disregarded entity” (within the meaning of Treasury Regulation Section 301.7701(2)(c)) for U.S. federal income tax purposes, and the Company does not know of any event that would cause or would reasonably be expected to cause the Operating Partnership to be treated as an association or publicly traded partnership subject to tax as a corporation for U.S. federal income tax purposes.

(gg) The Company and each of the Subsidiaries maintain insurance covering their respective properties, operations, personnel and businesses as the Company reasonably deems adequate; such insurance insures against such losses and risks to an extent which is adequate in accordance with customary industry practice to protect the Company and the Subsidiaries and their respective businesses; all such insurance is fully in force on the date hereof and will be fully in force at each Time of Sale and Settlement Date; neither the Company nor any Subsidiary has reason to believe that it will not be able to renew any such insurance as and when such insurance expires.

(hh) Neither the Company nor any of the Subsidiaries has sustained since the date of the last audited consolidated financial statements of the Company included or incorporated by reference in the Registration Statement and the Prospectus any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect.

(ii) Except as described in the Registration Statement (excluding the exhibits thereto) and the Prospectus, neither the Company nor any Subsidiary has sent or received any communication regarding termination of, or intent not to renew, any of the contracts or agreements referred to or described in the Prospectus or any Permitted Free Writing Prospectus, or referred to or described in, or filed as an exhibit to, the Registration Statement or any Incorporated Document, and no such termination or non-renewal has been threatened by the Company or any Subsidiary or, to the Company’s or the Operating Partnership’s knowledge, any other party to any such contract or agreement.

(jj) Unless the Company has otherwise promptly notified the Agents in writing prior to the time when such representation is required to be made (or deemed to have been affirmed pursuant to Section 4(aa) hereof), the Preferred Stock is an “actively-traded security” excepted from the requirements of Rule 101 of Regulation M under the Exchange Act by subsection (c)(1) of such rule.

(kk) The Company and each of the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; access to assets is permitted only in accordance with management’s general or specific authorization; and the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(ll) The Company has established and maintains and evaluates “disclosure controls and procedures” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act) and “internal control over financial reporting” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company and the Subsidiaries, is made known to the Company’s Chief Executive Officer and its Chief Financial Officer by others within those entities, and such disclosure controls and procedures are effective to perform the functions for which they were established; the Company’s independent auditors and the Audit Committee of the Company’s board of directors have been advised of: (i) all significant deficiencies, if any, in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data; and (ii) all fraud, if any, whether or not material, that involves management or other employees who have a role in the Company’s internal controls; all material weaknesses, if any, in internal controls have been identified to the Company’s independent auditors; since the date of the most recent evaluation of such disclosure controls and procedures and internal controls, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses; the principal executive officers (or their equivalents) and principal financial officers (or their equivalents) of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the Commission, and the statements contained in each such certification are complete and correct; the Company, the Subsidiaries and the Company’s directors and officers are each in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the rules and regulations of the Commission and the NYSE promulgated thereunder.

(mm) Each “forward-looking statement” (within the meaning of Section 27A of the Act or Section 21E of the Exchange Act) contained or incorporated by reference in the Registration Statement, the Prospectus or any Permitted Free Writing Prospectus has been made with a reasonable basis and in good faith.

(nn) All statistical or market-related data included or incorporated by reference in the Registration Statement, the Prospectus or any Permitted Free Writing Prospectus are based on or derived from sources that the Company believes to be reliable and accurate, and the Company has obtained the written consent to the use of such data from such sources to the extent required.

(oo) Neither the Company nor any of the Subsidiaries nor, to the knowledge of the Company or the Operating Partnership, any director, officer, agent, employee or affiliate of the Company or any of the Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder; and the Company, the Subsidiaries and, to the knowledge of the Company and the Operating Partnership, their affiliates have instituted and maintain policies and procedures designed to ensure continued compliance therewith.

(pp) The operations of the Company and the Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator or non-governmental authority involving the Company or any of the Subsidiaries with respect to the Money Laundering Laws is pending or, to the Company’s or the Operating Partnership’s knowledge, threatened.

(qq) Neither the Company nor any of the Subsidiaries nor, to the knowledge of the Company or the Operating Partnership, any director, officer, agent, employee or affiliate of the Company or any of the Subsidiaries, nor Global Net Lease Advisors, LLC, a Delaware limited liability company (the “Advisor”), or its affiliates acting on behalf of the Company or the Operating Partnership, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering of the Shares contemplated hereby, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(rr) No Subsidiary is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary of the Company, except as described in the Registration Statement (excluding the exhibits thereto) and the Prospectus, and except as such limitations would not, taken as a whole, be material to the Company.

(ss) The issuance and sale of the Shares as contemplated hereby will not cause any holder of any shares of capital stock, securities convertible into or exchangeable or exercisable for capital stock or options, warrants or other rights to purchase capital stock or any other securities of the Company to have any right to acquire any shares of preferred stock of the Company.

(tt) The Company is in compliance in all material respects with the rules of the NYSE, including, without limitation, the requirements for continued listing of the Preferred Stock and the Common Stock on the NYSE and the Company has not received any notice from the NYSE regarding the delisting of the Preferred Stock or the Common Stock from the NYSE.

(uu) Except pursuant to this Agreement, neither the Company nor any of the Subsidiaries has incurred any liability for any finder’s or broker’s fee or agent’s commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or by the Registration Statement.

(vv) The Company has not entered into any other sales agency or distribution agreements or similar arrangements with any agent or other representative similar in nature to the equity shelf program established by this Agreement for the offer and sale of shares of Preferred Stock.

(ww) Neither the Company nor any of the Subsidiaries nor any of their respective directors, officers, affiliates or controlling persons has taken, directly or indirectly, any action designed or which has constituted or might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(xx) To the Company’s and the Operating Partnership’s knowledge, there are no affiliations or associations between (i) any member of the FINRA and (ii) the Company or any of the Company’s officers, directors or 5% or greater security holders or any beneficial owner of the Company’s unregistered equity securities that were acquired at any time on or after the 180th day immediately preceding the date the Registration Statement was initially filed with the Commission.

(yy) There are no outstanding loans, extensions of credit or advances or guarantees of indebtedness by the Company or any of the Subsidiaries to or for the benefit of any of the officers or directors of the Company or any of the Subsidiaries or any of the members of the families of any of them.

(zz) There is no relationship, direct or indirect, that exists between or among the Company or any of the Subsidiaries on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of the Subsidiaries on the other hand, which is required by the Act to be described in the Registration Statement or the Prospectus, which is not so described.

(aaa) The Fourth Amended and Restated Advisory Agreement between the Company and the Advisor has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement of the Company enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general equitable principles.

In addition, any certificate signed by any officer of the Company or any of the Subsidiaries and delivered to any of the Agents or counsel for such Agents in connection with the offering of the Shares shall be deemed to be a representation and warranty by the Company or the Operating Partnership, as to matters covered thereby, to such Agents.

SECTION 3. Sale and Delivery of Securities.

(a) On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Company agrees to issue and sell through the Agents, as sales agents, and each Agent agrees to use its commercially reasonable efforts to sell, as sales agent for the Company, the Shares on the following terms.

(i) The Shares are to be sold on a daily basis or otherwise as shall be agreed to by the Company and such Agent on any day that (A) is a trading day for the NYSE (a “Trading Day”) (other than a Trading Day on which the NYSE is scheduled to close prior to its regular weekday closing time), (B) the Company has instructed such Agent by electronic mail or by telephone (confirmed promptly by electronic mail) from any of the individuals listed as authorized representatives of the Company on Schedule C hereto (as may be amended from time to time by the Company by written notice to the Agents) (the “Authorized Company Representatives”) to make such sales and (C) the Company has satisfied its obligations under Section 6 of this Agreement. The Company will designate the maximum number of Shares to be sold by such Agent daily as agreed to by such Agent and in any event not in excess of the amount of Shares available for issuance under the currently effective Registration Statement or in excess of the amount of Shares authorized from time to time to be issued and sold under this Agreement by the Company’s board of directors, or a duly authorized committee thereof, and notified to such Agent in writing. Subject to the terms and conditions hereof, the Agent shall use its commercially reasonable efforts to offer and sell all of the Shares designated on any day; provided, however, that such Agent shall have no obligation to offer or sell any Shares, and the Company and the Operating Partnership acknowledge and agree that such Agent shall have no such obligation, in the event an offer or sale of the Shares on behalf of the Company may in the judgment of such Agent constitute the sale of a “block” under Rule 10b-18(a)(5) under the Exchange Act or a “distribution” within the meaning of Rule 100 of Regulation M under the Exchange Act or such Agent reasonably believes it may be deemed an “underwriter” under the Act in a transaction that is other than by means of ordinary brokers’ transactions between members of the NYSE that qualify for delivery of a Prospectus to the NYSE in accordance with Rule 153 under the Act (such ordinary brokers’ transactions are hereinafter referred to as “At the Market Offerings”).

(ii) Notwithstanding the foregoing, the Company, through any of the Authorized Company Representatives, may instruct such Agent by electronic mail or by telephone (confirmed promptly by electronic mail) not to sell the Shares if such sales cannot be effected at or above the price designated by the Company in any such instruction. In addition, the Company or such Agent may, upon notice to the other party hereto by electronic mail or by telephone (confirmed promptly by electronic mail), suspend the offering of the Shares; provided, however, that such suspension shall not affect or impair the parties’ respective obligations with respect to the Shares sold hereunder prior to the giving of such notice.

(iii) Each Agent hereby covenants and agrees not to make any sales of the Shares on behalf of the Company, pursuant to this Section 3(a), other than (A) by means of At the Market Offerings and (B) such other sales of the Shares on behalf of the Company in its capacity as agent of the Company as shall be agreed by the Company and such Agent.

(iv) The compensation to each Agent, as an agent of the Company, for sales of the Shares shall be 1.5% of the gross sales price of the Shares sold pursuant to this Section 3(a). The remaining proceeds, after further deduction for any transaction fees imposed by any governmental or self-regulatory organization in connection with such sales, shall constitute the net proceeds to the Company for such Shares (the “Net Proceeds”).

(v) Each Agent shall provide written confirmation to the Company following the close of trading on the NYSE each day in which the Shares are sold under this Section 3(a) setting forth the aggregate amount of the Shares sold on such day, the aggregate Net Proceeds to the Company, and the aggregate compensation payable by the Company to such Agent with respect to such sales.

(vi) Settlement for sales of the Shares pursuant to this Section 3(a) will occur on the second Trading Day following the date on which such sales are made (provided that, if such second Trading Day is not a business day (as defined below), then settlement will occur on the next succeeding Trading Day that is also a business day), unless another date shall be agreed upon by the Company and such Agent (each such date, a “Settlement Date”). As used in the preceding sentence and in Section 7 below, the term “business day” means any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law, regulation or executive order to close. On each Settlement Date, the Shares sold through such Agent for settlement on such date shall be issued and delivered by the Company to such Agent against payment of the Net Proceeds for the sale of such Shares. Settlement for all such Shares shall be effected by free delivery of the Shares by the Company or its transfer agent to such Agent’s account, or to the account of such Agent’s designee, at The Depository Trust Company (“DTC”) through its Deposit and Withdrawal at Custodian System (“DWAC”) or by such other means of delivery as may be mutually agreed upon by the parties hereto, which in all cases shall be freely tradable, transferable, registered shares eligible for delivery through DTC, in return for payments in same day funds delivered to the account designated by the Company. If the Company, or its transfer agent (if applicable), shall default on its obligation to deliver the Shares on any Settlement Date, the Company and the Operating Partnership shall (A) indemnify and hold such Agent harmless against any loss, claim or damage arising from or as a result of such default by the Company and (B) pay such Agent any commission to which it would otherwise be entitled absent such default. The Authorized Company Representatives shall be the contact persons for the Company for all matters related to the settlement of the transfer of the Shares through DWAC for purposes of this Section 3(a)(vi).

(vii) At each Time of Sale, Settlement Date and Representation Date (as defined in Section 4(q)), the Company and the Operating Partnership shall be deemed to have affirmed each representation and warranty contained in this Agreement, other than those contained in Sections 2(e) and 2(i) above. Any obligation of any Agent to use its commercially reasonable efforts to sell the Shares on behalf of the Company shall be subject to the continuing accuracy of the representations and warranties of the Company and the Operating Partnership herein, to the performance by the Company and the Operating Partnership of their obligations hereunder and to the continuing satisfaction of the additional conditions specified in Section 6 of this Agreement.

(b) If the Company wishes to issue and sell the Shares other than as set forth in Section 3(a) of this Agreement (each, a “Placement”), it will notify an Agent of the proposed terms of such Placement. If such Agent, acting as principal, wishes to accept such proposed terms (which it may decline to do for any reason in its sole discretion) or, following discussions with the Company, wishes to accept amended terms, such Agent and the Company will enter into a Terms Agreement setting forth the terms of such Placement. In the event of a conflict between the terms of this Agreement and the terms of any Terms Agreement, the terms of such Terms Agreement will control.

(c) i) Under no circumstances shall the Company cause or request the offer or sale of any Shares if, after giving effect to the sale of such Shares, the aggregate gross sales proceeds or the aggregate number of the Shares sold pursuant to this Agreement would exceed the lesser of (A) the amount set forth in Section 1, (B) the amount then available for offer and sale under the currently effective Registration Statement and (C) the amount authorized from time to time to be offered and sold under this Agreement by the Company’s board of directors, or a duly authorized committee thereof, and notified to the Agents in writing. Under no circumstances shall the Company cause or request the offer or sale of any Shares at a price lower than the minimum price authorized from time to time by the Company’s board of directors or a duly authorized committee thereof, and notified to the Agents in writing.

(ii) If either party has reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied with respect to the Shares, it shall promptly notify the other party and sales of the Shares under this Agreement shall be suspended until that or other exemptive provisions have been satisfied in the judgment of each party.

(d) Each sale of the Shares to or through any Agent shall be made in accordance with the terms of this Agreement or, if applicable, a Terms Agreement.

(e) Subject to such further limitations on offers and sales of Shares or delivery of instructions to offer and sell Shares as are set forth herein and as may be mutually agreed upon by the Company and any Agent, offers and sales of Shares pursuant to this Agreement shall not be requested by the Company and need not be made by such Agent at any time when or during any period in which the Company is or could be deemed to be in possession of material non-public information.

(f) The Company and the Operating Partnership acknowledge and agree that (i) there can be no assurance that any Agent will be successful in selling the Shares, (ii) no Agent will incur any liability or obligation to the Company or any other person or entity if it does not sell Shares for any reason other than a failure by such Agent to use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations to sell such Shares in accordance with the terms of this Agreement, and (iii) each Agent shall be under no obligation to purchase Shares on a principal basis pursuant to this Agreement, except as otherwise specifically agreed in writing by such Agent and the Company.

SECTION 4. Covenants of the Company and the Operating Partnership. The Company and the Operating Partnership, jointly and severally, agree with each Agent:

(a) To notify the Agents promptly of the time on or after the date of this Agreement when the Registration Statement or any amendment to the Registration Statement has been filed or become effective or when the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus or any supplement to any of the foregoing has been filed; and to cause the Basic Prospectus, the Prospectus Supplement and the Prospectus and each amendment or supplement to the Basic Prospectus, the Basic Prospectus or the Prospectus to be filed with the Commission as required pursuant to the applicable paragraph of Rule 424(b) of the Act (without reliance on Rule 424(b)(8)) or, in the case of any Incorporated Document, to be filed with the Commission as required pursuant to the Exchange Act, within the time period prescribed; to cause each Permitted Free Writing Prospectus to be filed with the Commission as required by Rule 433 of the Act (to the extent such filing is required by such rule) and to retain copies of each Permitted Free Writing Prospectus that is not required to be filed with the Commission in accordance with Rule 433 of the Act.

(b) To promptly advise the Agents, confirming such advice in writing, of any suspension of any Agent’s obligations under Rule 15c2-8 under the Exchange Act or any request by the Commission for amendments or supplements to the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus (in each case including, without limitation, any Incorporated Document) or for additional information with respect thereto, or of notice of examination, institution of proceedings for or the entry of a stop order suspending the effectiveness of the Registration Statement and, if the Commission should enter a stop order suspending the effectiveness of the Registration Statement, to use its reasonable best efforts to obtain the lifting or removal of such order as soon as possible; to promptly advise the Agents of any proposal to amend or supplement the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus (other than any amendment or supplement to be effected by the Company’s filing of a report, document or proxy or information statement pursuant to Sections 13, 14 or 15(d) of the Exchange Act), and to provide the Agents and their counsel copies of any such documents for review and comment a reasonable amount of time prior to any proposed filing and not to file or use any such amendment or supplement (other than any prospectus supplement relating to the offering of other securities) to which any Agent shall have objected in writing.

(c) To make available to each Agent, as soon as practicable after this Agreement becomes effective, and thereafter from time to time to furnish to each Agent, as many copies of the Prospectus and each Permitted Free Writing Prospectus (or of the Prospectus or any Permitted Free Writing Prospectus as amended or supplemented if the Company shall have made any amendments or supplements thereto after the effective date of the Registration Statement) as such Agent may request for the purposes contemplated by the Act; in case any Agent is required to deliver (whether physically, deemed to be delivered pursuant to Rule 153 or through compliance with Rule 172 under the Act or any similar rule), in connection with the sale of the Shares, a prospectus after the nine-month period referred to in Section 10(a)(3) of the Act, or after the time a post-effective amendment to the Registration Statement is required pursuant to Item 512(a) of Regulation S-K under the Act, the Company will prepare, at its expense, such amendment or amendments to the Registration Statement and the Prospectus as may be necessary to permit compliance with the requirements of Section 10(a)(3) of the Act or Item 512(a) of Regulation S-K under the Act, as the case may be.

(d) To file promptly all reports and documents (including any preliminary or definitive proxy or information statement) required to be filed by the Company with the Commission in order to comply with the Exchange Act for so long as a prospectus is required by the Act to be delivered (whether physically, deemed to be delivered pursuant to Rule 153 or through compliance with Rule 172 under the Act or any similar rule) in connection with any sale of Shares.

(e) To pay the fees applicable to the Registration Statement in connection with the offering of the Shares within the time required by Rule 456(b)(1)(i) under the Act (without reliance on the proviso to Rule 456(b)(1)(i) under the Act) and in compliance with Rule 456(b) and Rule 457(r) under the Act.

(f) If the Company receives from the Commission a notice pursuant to Rule 401(g)(2) under the Act or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Company will (a) promptly notify each Agent, and (b) if the Company files a new registration statement or post-effective amendment on the proper form relating to the Shares, in a form satisfactory to the Agents, promptly notify each Agent of effectiveness of such registration statement.

(g) To promptly notify each Agent of the happening of any event that could require the making of any change in the Prospectus then being used so that the Prospectus would not include an untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and, subject to Section 4(b) and Section 4(d), to prepare and furnish, at the Company’s expense, to each Agent promptly such amendments or supplements to such Prospectus as may be necessary to reflect any such change; and to promptly notify each Agent of the happening of any event that could require the making of any change in any Permitted Free Writing Prospectus so that such Permitted Free Writing Prospectus would not conflict with information contained in the Registration Statement, the Prospectus or the Incorporated Documents or so that such Permitted Free Writing Prospectus would not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and, subject to Section 4(b) and Section 4(d), to prepare and furnish, at the Company’s expense, to each Agent promptly such amendments or supplements to such Permitted Free Writing Prospectus as may be necessary to eliminate any such conflict or reflect any such change.

(h) To furnish such information as may be required and otherwise to cooperate in qualifying the Shares for offering and sale under the securities or blue sky laws of such states or other jurisdictions as any Agent may designate and to maintain such qualifications in effect so long as required for the distribution of the Shares; provided, however, that the Company shall not be required to qualify as a foreign corporation or to consent to the service of process under the laws of any such jurisdiction (except service of process with respect to the offering and sale of the Shares); and to promptly advise each Agent of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for offer or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(i) To make generally available to its security holders, and to deliver to each Agent, an earnings statement of the Company (which will satisfy the provisions of Section 11(a) of the Act) covering a period of twelve months beginning after the effective date of the Registration Statement (as defined in Rule 158(c) of the Act) as soon as is reasonably practicable after the termination of such twelve-month period but not later than eighteen months after the effective date of the Registration Statement (as such date is defined in Rule 158(c) under the Act).

(j) To apply the net proceeds from the sale of the Shares in the manner set forth under the caption “Use of Proceeds” in the Prospectus Supplement.

(k) Not to sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to sell or otherwise dispose of or agree to dispose of, directly or indirectly, or permit the registration under the Act of, any shares of Preferred Stock or any other securities of the Company that are substantially similar to the Preferred Stock (“Similar Securities”) or any securities convertible into or exchangeable or exercisable for Preferred Stock or Similar Securities (including without limitation, any options, warrants or other rights to purchase Preferred Stock or Similar Securities), in each case without giving the Agents at least three Trading Days’ prior written notice specifying the nature of the proposed sale and the date of such proposed sale. Notwithstanding the foregoing, the Company may register the offer and sale of the Shares through the Agents pursuant to this Agreement. In the event that notice of a proposed sale is provided by the Company pursuant to this Section 4(k), any Agent may suspend activity under this Agreement for such period of time as may be requested by the Company or as may be deemed appropriate by such Agent.

(l) Not, at any time at or after the execution of this Agreement, to offer or sell any Shares by means of any “prospectus” (within the meaning of the Act), or use any “prospectus” (within the meaning of the Act) in connection with the offer or sale of the Shares, in each case other than the Prospectus or a Permitted Free Writing Prospectus.

(m) The Company will not, and will cause its Subsidiaries not to, take, directly or indirectly, any action designed, or which will constitute, or has constituted, or might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(n) To use its best efforts to cause the Preferred Stock to be listed on the NYSE and to maintain such listing.

(o) To advise each Agent immediately after it shall have received notice or obtain knowledge thereof, of any information or fact that would alter or affect any opinion, certificate, letter and other document provided to the Agents pursuant to Section 6 herein.

(p) On the date of this Agreement, and each time that (i) the Registration Statement or the Prospectus shall be amended or supplemented (other than by the filing with the Commission of any document incorporated by reference therein (excluding supplements not related to the Shares), which shall be subject to the provisions of subclause (ii) below, and other than a prospectus supplement filed pursuant to Rule 424(b) under the Act relating solely to the offering of securities other than the Shares), (ii) there is filed with the Commission any document incorporated by reference into the Prospectus (other than a Current Report on Form 8-K, unless the Agents shall otherwise reasonably request), or (iii) the Agents may reasonably request (on the date of this Agreement and each date referred to in subclauses (i), (ii) and (iii) above except as otherwise agreed between the Company and the Agents, each a “Representation Date”), to furnish or cause to be furnished to the Agents forthwith a certificate of two of the Company’s executive officers, dated and delivered the Representation Date, in form satisfactory to the Agents to the effect that the statements contained in the certificate referred to in Section 6(e) of this Agreement which was last furnished to the Agents are true and correct as of such Representation Date as though made at and as of such date (except that such certificate shall state that such statements shall be deemed to relate to the Registration Statement and the Prospectus and to all Permitted Free Writing Prospectuses, in each case as amended and supplemented to such date) or, in lieu of such certificate, a certificate of the same tenor as the certificate referred to in Section 6(e), modified as necessary to relate to the Registration Statement and the Prospectus and to all Permitted Free Writing Prospectuses, in each case as amended and supplemented to the time of delivery of such certificate.

(q) At each Representation Date, to furnish or cause to be furnished forthwith to the Agents written opinions of Proskauer Rose LLP, counsel to the Company (“Company Counsel”), or other counsel satisfactory to the Agents, dated and delivered as of such Representation Date, in form and substance satisfactory to the Agents, of the same tenor as the opinions referred to in Section 6(c) of this Agreement, but modified as necessary to relate to the Registration Statement and the Prospectus and to all Permitted Free Writing Prospectuses, in each case as amended and supplemented to the time of delivery of such opinion.

(r) At each Representation Date, to furnish or cause to be furnished forthwith to the Agents a written opinion of Venable LLP, Maryland counsel the Company (“Maryland Counsel”), or other counsel satisfactory to the Agents, dated and delivered as of such Representation Date, in form and substance satisfactory to the Agents, of the same tenor as the opinion referred to in Section 6(d) of this Agreement, but modified as necessary to relate to the Registration Statement and the Prospectus and to all Permitted Free Writing Prospectuses, in each case as amended and supplemented to the time of delivery of such opinion.

(s) At each Representation Date, to furnish or cause to be furnished to the Agents forthwith a certificate of the Secretary of the Company, dated and delivered as of such Representation Date, in form and substance satisfactory to the Agents, of the same tenor as the certificate referred to in Section 6(h) of this Agreement but modified to relate to the Registration Statement and the Prospectus, in each case, as amended and supplemented to the date of such certificate.

(t) At each Representation Date, Mayer Brown LLP, counsel to the Agents, shall deliver a written opinion, dated and delivered as of such Representation Date, in form and substance satisfactory to the Agents.

(u) Upon commencement of the offering of the Shares under this Agreement, and each time that (i) the Registration Statement or the Prospectus shall be amended or supplemented to include additional or amended financial information (other than an amendment or supplement effected by the filing with the Commission of any document incorporated by reference therein, which shall be subject to the provisions of subclauses (ii) and (iii) below), (ii) the Company shall file an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q, (iii) upon request by the Agents to the Company, there is filed with the Commission any document (other than an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q) incorporated by reference into the Prospectus which contains financial information, or (iv) the Agents may reasonably request, to cause the Accountants, or other independent accountants satisfactory to the Agents, forthwith to furnish the Agents a letter, dated the date of the commencement of the offering, the date of effectiveness of such amendment, the date of filing of such supplement or other document with the Commission, or the date of such request, as the case may be, or on such other date as shall be satisfactory to the Agents, in form and substance satisfactory to the Agents, of the same tenor as the letter referred to in Section 6(d) of this Agreement but modified to relate to the Registration Statement and the Prospectus and to all Permitted Free Writing Prospectuses, in each case, as amended and supplemented to the date of such letter.

(v) At each Representation Date, to conduct a due diligence session, in form and substance, satisfactory to the Agents, which shall include representatives of the management and the accountants of the Company.

(w) That the Company consents to any Agent trading in the Preferred Stock for such Agent’s own account and for the account of its clients at the same time as sales of the Shares occur pursuant to this Agreement.

(x) If to the knowledge of the Company and the Operating Partnership, any condition set forth in Section 6(a), 6(i) or 6(j) of this Agreement shall not have been satisfied on the applicable Settlement Date, to offer to any person who has agreed to purchase the Shares from the Company as the result of an offer to purchase solicited by any Agent the right to refuse to purchase and pay for such Shares.

(y) To disclose in its Quarterly Reports on Form 10-Q and in its Annual Report on Form 10-K the number of the Shares sold through or to the Agents under this Agreement, the Net Proceeds to the Company and the compensation paid by the Company with respect to sales of the Shares pursuant to this Agreement during the most recently completed fiscal quarter.

(z) To ensure that prior to instructing any Agent to sell Shares the Company shall have obtained all necessary corporate authorizations for the offer and sale of such Shares.

(aa) That each acceptance by the Company of an offer to purchase the Shares hereunder shall be deemed to be an affirmation to the Agents that the representations and warranties of the Company and the Operating Partnership contained in or made pursuant to this Agreement are true and correct as of the date of such acceptance as though made at and as of such date, and an undertaking that such representations and warranties will be true and correct in all material respects as of the Settlement Date for the Shares relating to such acceptance, as though made at and as of such date (except that such representations and warranties shall be deemed to relate to the Registration Statement and the Prospectus and to all Permitted Free Writing Prospectuses, in each case as amended and supplemented relating to such Shares).

(bb) To use its best efforts to meet the requirements to qualify as a REIT under the Code.

SECTION 5. Payment of Expenses. The Company and the Operating Partnership, jointly and severally, agree with each Agent that whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, to pay all of its expenses incident to the performance of its obligations hereunder, including, but not limited to, such costs, expenses, fees and taxes in connection with (i) the preparation and filing of the Registration Statement, the Basic Prospectus, the Prospectus Supplement, the Prospectus, each Permitted Free Writing Prospectus and any amendments or supplements thereto, and the printing and furnishing of copies of each thereof to any Agent (including costs of mailing and shipment), (ii) the registration, issue, sale and delivery of the Shares including any stock or transfer taxes and stamp or similar duties payable upon the sale, issuance or delivery of the Shares, (iii) the producing, word processing and/or printing of this Agreement, any Powers of Attorney and any closing documents (including compilations thereof) and the reproduction and/or printing and furnishing of copies of each thereof to any Agent (including costs of mailing and shipment), (iv) the qualification of the Shares for offering and sale under state laws and the determination of their eligibility for investment under state or foreign law (including the reasonable legal fees and filing fees and other disbursements of U.S. and any other foreign counsel for the Agents) and the printing and furnishing of copies of any blue sky surveys to the Agents, (v) the listing of the Shares on the NYSE and any other securities exchange and any registration thereof under the Exchange Act, (vi) any filing with, and any review of the public offering of the Shares by FINRA, including the reasonable legal fees and disbursements of counsel for the Agents relating to FINRA matters and (vii) the reasonable fees and disbursements of the Company’s and Agents’ counsel and of the Company’s accountants; provided however such fees and expenses of Agents’ counsel subject to reimbursement by the Company: (i) shall not exceed $100,000 with respect to the establishment of the at-the-market program, including the negotiation, preparation and execution of this Agreement, and (ii) shall not exceed $25,000 per year (with the first such year commencing on the date following the date of this Agreement) with respect to the ongoing implementation of the transactions contemplated by this Agreement of the at-the-market program. It is understood, however, that except as provided in this Section 5 and Sections 3(a)(iv) and 7 hereof, the Agents will pay all of their own out-of-pocket costs and expenses incurred in connection with entering into this Agreement and the transactions contemplated by this Agreement.

SECTION 6. Conditions of Agents’ Obligations. The obligations of each Agent hereunder are subject to (i) the accuracy of the representations and warranties on the part of the Company and the Operating Partnership on the date hereof, any applicable Representation Date and as of each Settlement Date, (ii) the performance by the Company and the Operating Partnership of their obligations hereunder and (iii) to the following additional conditions precedent.

(a) (i) No stop order with respect to the effectiveness of the Registration Statement shall have been issued under the Act or proceedings initiated under Section 8(d) or 8(e) of the Act, and no order directed at or in relation to any document incorporated by reference therein and no order preventing or suspending the use of the Prospectus has been issued by the Commission, and no suspension of the qualification of the Shares for offering or sale in any jurisdiction, or to the knowledge of the Company, the Operating Partnership or the Agents of the initiation or threatening of any proceedings for any of such purposes, has occurred; (ii) the Registration Statement and all amendments thereto shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (iii) none of the Basic Prospectus or the Prospectus, and no amendment or supplement thereto, shall include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; (iv) no Prospectus, together with any combination of one or more of the Permitted Free Writing Prospectuses, if any, and no amendment or supplement thereto, shall include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; and (v) none of the Permitted Free Writing Prospectuses, if any, shall include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(b) Subsequent to the respective dates as of which information is given in the Registration Statement, the Basic Prospectus, the Prospectus and the Permitted Free Writing Prospectuses, if any, no material and unfavorable change, financial or otherwise (other than as referred to in the Registration Statement and Prospectus), in the business, condition or prospects of the Company and its Subsidiaries taken as a whole, in the judgment of the Agents, shall occur or become known and no transaction which is material and unfavorable to the Company (other than as referred to in the Registration Statement and Prospectus) in the judgment of the Agents, shall have been entered into by the Company or any of its Subsidiaries.

(c) The Company shall furnish to the Agents, at every date specified in Section 4(q) of this Agreement, opinions of Company Counsel, addressed to the Agents, and dated as of such date, and in form satisfactory to the Agents, in the forms set forth in Exhibit A-1, Exhibit A-2 and Exhibit A-3 hereto.

(d) The Company shall furnish to the Agents, at every date specified in Section 4(r) of this Agreement, an opinion of Maryland Counsel, addressed to the Agents, and dated as of such date, and in form satisfactory to the Agents, in the form set forth in Exhibit B hereto.

(e) At the dates specified in Section 4(u) of this Agreement, the Agents shall have received from the Accountants letters dated the date of delivery thereof and addressed to the Agents in form and substance satisfactory to the Agents.

(f) The Company shall deliver to the Agents, at every Representation Date specified in Section 4(q) of this Agreement, a certificate of two of its executive officers to the effect that (i) the representations and warranties of the Company and the Operating Partnership as set forth in this Agreement are true and correct as of the Representation Date, (ii) the Company has performed in all material respects such of its obligations under this Agreement as are to be performed at or before such Representation Date, and (iii) the conditions set forth in paragraphs (a) and (b) of Section 6 have been met. The certificate shall also state that the Shares have been duly and validly authorized by the Company, that all corporate action required to be taken for the issuance and sale of the Shares has been validly and sufficiently taken, and that the Company’s board of directors or any other body with authority has not revoked, rescinded or otherwise modified or withdrawn such authorization or corporate action.

(g) The Agents shall have received, at every date specified in Section 4(t) of this Agreement, the favorable opinion of Mayer Brown LLP, counsel to the Agents, dated as of such date, and in form and substance satisfactory to the Agents.

(h) The Agents shall have received, at every date specified in Section 4(s) of this Agreement, a certificate of the Secretary of the Company, dated as of such date, and in form and substance satisfactory to the Agents.

(i) All filings with the Commission required by Rule 424 or Rule 433 under the Act shall have been made within the applicable time period prescribed for such filing by Rule 424 (without reliance on Rule 424(b)(8)) and Rule 433, respectively.

(j) The Shares shall have been approved for listing on the NYSE, subject only to notice of issuance at or prior to the Settlement Date.

(k) The Company shall have filed the New Articles Supplementary with the SDAT.

SECTION 7. Indemnification and Contribution.

(a) The Company and the Operating Partnership, jointly and severally, agree to indemnify, defend and hold harmless each Agent and its affiliates, its and their directors, officers, employees and agents and any person who controls such Agent within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and the successors and assigns of all of the foregoing persons, from and against any loss, damage, expense, liability or claim (including the reasonable cost of investigation), as incurred, which, jointly or severally, such Agent or any such person may incur under the Act, the Exchange Act, the common law or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or in the Registration Statement as amended by any post effective amendment thereof by the Company) or arises out of or is based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as any such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in, and in conformity with information concerning any Agent furnished in writing by or on behalf of such Agent to the Company expressly for use in, the Registration Statement or arises out of or is based upon any omission or alleged omission to state a material fact in the Registration Statement in connection with such information, which material fact was not contained in such information and which material fact was required to be stated in such Registration Statement or was necessary to make such information not misleading or (ii) any untrue statement or alleged untrue statement of a material fact included in any Prospectus (the term Prospectus for the purpose of this Section 7 being deemed to include any Basic Prospectus, any Prospectus Supplement, any Prospectus and any amendments or supplements to the foregoing), in any Permitted Free Writing Prospectus, in any “issuer information” (as defined in Rule 433 under the Act) of the Company or in any Prospectus together with any combination of one or more of the Permitted Free Writing Prospectuses, if any, or arises out of or is based upon any omission or alleged omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except, with respect to such Prospectus or Permitted Free Writing Prospectus, insofar as any such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in, and in conformity with information concerning any Agent furnished in writing by or on behalf of such Agent to the Company expressly for use in, such Prospectus or Permitted Free Writing Prospectus or arises out of or is based upon any omission or alleged omission to state a material fact in such Prospectus or Permitted Free Writing Prospectus in connection with such information, which material fact was not contained in such information and which material

(b) Each Agent, severally and not jointly, agrees to indemnify, defend and hold harmless the Company and the Operating Partnership, their directors and officers, any person who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and the successors and assigns of all of the foregoing persons from and against any loss, damage, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, the Company, the Operating Partnership or any such person may incur under the Act, the Exchange Act, the common law or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in, and in conformity with information concerning any Agent furnished in writing by or on behalf of such Agent to the Company or the Operating Partnership expressly for use in, the Registration Statement (or in the Registration Statement as amended by any post effective amendment thereof by the Company), or arises out of or is based upon any omission or alleged omission to state a material fact in such Registration Statement in connection with such information, which material fact was not contained in such information and which material fact was required to be stated in such Registration Statement or was necessary to make such information not misleading or (ii) any untrue statement or alleged untrue statement of a material fact contained in, and in conformity with information concerning any Agent furnished in writing by or on behalf of such Agent to the Company or the Operating Partnership expressly for use in, the Prospectus Supplement or a Permitted Free Writing Prospectus, or arises out of or is based upon any omission or alleged omission to state a material fact in the Prospectus Supplement or a Permitted Free Writing Prospectus in connection with such information, which material fact was not contained in such information and which material fact was necessary in order to make the statements in such information, in the light of the circumstances under which they were made, not misleading.

(c) If any action, suit or proceeding (each, a “Proceeding”) is brought against a person (an “indemnified party”) in respect of which indemnity may be sought against the Company, the Operating Partnership or any Agent (as applicable, the “indemnifying party”) pursuant to subsection (a) or (b), respectively, of this Section, such indemnified party shall promptly notify such indemnifying party in writing of the institution of such Proceeding and such indemnifying party shall assume the defense of such Proceeding, including the employment of counsel reasonably satisfactory to such indemnified party and payment of all fees and expenses; provided, however, that the omission to so notify such indemnifying party shall not relieve such indemnifying party from any liability which such indemnifying party may have to any indemnified party or otherwise. The indemnified party or parties shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties unless the employment of such counsel shall have been authorized in writing by the indemnifying party in connection with the defense of such Proceeding or the indemnifying party shall not have, within a reasonable period of time in light of the circumstances, employed counsel to defend such Proceeding or such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from, additional to or in conflict with those available to such indemnifying party (in which case such indemnifying party shall not have the right to direct the defense of such Proceeding on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by such indemnifying party and paid as incurred (it being understood, however, that such indemnifying party shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel) in any one Proceeding or series of related Proceedings in the same jurisdiction representing the indemnified parties who are parties to such Proceeding). The indemnifying party shall not be liable for any settlement of any Proceeding effected without its written consent but, if settled with its written consent, such indemnifying party agrees to indemnify and hold harmless the indemnified party or parties from and against any loss or liability, as incurred, by reason of such settlement. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second sentence of this Section 7(c), then the indemnifying party agrees that it shall be liable for any settlement of any Proceeding effected without its written consent if (i) such settlement is entered into more than 60 business days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall not have fully reimbursed the indemnified party in accordance with such request prior to the date of such settlement and (iii) such indemnified party shall have given the indemnifying party at least 30 days’ prior notice of its intention to settle. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened Proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such Proceeding and does not include an admission of fault or culpability or a failure to act by or on behalf of such indemnified party.

(d) If the indemnification provided for in this Section 7 is unavailable to an indemnified party under subsections (a) and (b) of this Section 7 or insufficient to hold an indemnified party harmless in respect of any losses, damages, expenses, liabilities or claims referred to therein, then each applicable indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, damages, expenses, liabilities or claims (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Operating Partnership on the one hand, and the Agents, on the other hand, from the offering of the Shares or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Operating Partnership, on the one hand, and of the relevant Agent(s), on the other, in connection with the statements or omissions which resulted in such losses, damages, expenses, liabilities or claims, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Operating Partnership, on the one hand, and the relevant Agents, on the other, shall be deemed to be in the same respective proportions as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and the Operating Partnership, and the total underwriting discounts and commissions received by the relevant Agent, bear to the aggregate public offering price of the Shares. The relative fault of the Company and the Operating Partnership, on the one hand, and of the relevant Agent, on the other, shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or omission or alleged omission relates to information supplied by the Company and the Operating Partnership or by the relevant Agent and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, damages, expenses, liabilities and claims referred to in this subsection shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating, preparing to defend or defending any Proceeding.

(e) The Company, the Operating Partnership and each of the Agents agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in subsection (d) above. Notwithstanding the provisions of this Section 7, no Agent shall be required to contribute any amount in excess of commissions received by it under this Agreement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f) The Company and the Operating Partnership, and each of the Agents agree promptly to notify each other of the commencement of any Proceeding against it and, in the case of the Company and the Operating Partnership, against any of the Company’s officers or directors in connection with the issuance and sale of the Shares, or in connection with the Registration Statement, the Basic Prospectus, the Prospectus or any Permitted Free Writing Prospectus.

SECTION 8. Representations and Agreements to Survive Delivery. The indemnity and contribution agreements contained in Section 7 and the covenants, warranties and representations of the Company and the Operating Partnership contained in this Agreement or in certificates delivered pursuant hereto shall remain in full force and effect regardless of any investigation made by or on behalf of any Agent or any of its affiliates or its or their directors, officers, employees or agents or any person (including each director, officer, employee or agent of such person) who controls such Agent within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, or by or on behalf of the Company, its directors or officers or any person who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and shall survive any termination of this Agreement or the issuance and delivery of the Shares.

SECTION 9. Termination.

(a) The Company shall have the right, by giving written notice as hereinafter specified, to terminate the provisions of this Agreement in its sole discretion at any time. Any such termination shall be without liability of any party to any other party except that (i) if any of the Shares have been sold through any Agent for the Company, then Section 4(w) shall remain in full force and effect, (ii) with respect to any pending sale, through any Agent for the Company, the obligations of the Company, including in respect of compensation of such Agent, shall remain in full force and effect notwithstanding the termination and (iii) the provisions of Sections 5, 7, 8, 10, 11, 12, 16, 17, 18, 19 and 20 of this Agreement shall remain in full force and effect notwithstanding such termination.

(b) Each Agent shall have the right, by giving written notice as hereinafter specified, to terminate the provisions of this Agreement relating to the solicitation of offers to purchase the Shares in its sole discretion at any time. Any such termination shall be without liability of any party to any other party except that the provisions of Sections 5, 7, 8, 10, 11, 12, 16, 17, 18, 19 and 20 of this Agreement shall remain in full force and effect notwithstanding such termination.

(c) This Agreement shall remain in full force and effect unless terminated pursuant to Sections 9(a) or (b) above or otherwise by mutual agreement of the parties; provided that any such termination by mutual agreement shall in all cases be deemed to provide that the provisions of Sections 5, 7, 8, 10, 11, 12, 16, 17, 18, 19 and 20 of this Agreement shall remain in full force and effect notwithstanding such termination.

(d) Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided that such termination shall not be effective earlier than the close of business on the date of receipt of such notice by any Agent or the Company, as the case may be. If such termination shall occur prior to the Settlement Date for any sale of the Shares, such sale shall settle in accordance with the provisions of Section 3(a)(vi) of this Agreement.

SECTION 10. Notices. Except as otherwise herein provided, all statements, requests, notices and agreements under this Agreement shall be in writing and delivered by hand, overnight courier, mail or facsimile and, if to the Agents, shall be sufficient in all respects if delivered or sent to (a) Ladenburg Thalmann & Co. Inc., 277 Park Avenue, 26th Floor, New York, New York 10172, Attention: Steve Kaplan, Fax No. (212) 409-2169, (b) BMO Capital Markets Corp., 3 Times Square, New York, New York 10036, Attention: Equity-linked Capital Markets, Fax No. (212) 702-1205 and (c) B. Riley FBR, Inc., 299 Park Avenue, New York, New York 10171, Attention: Daniel Blood, Patrice McNicoll, Louis Yi, Tel No. (703) 312-1849, (212) 542-5866, (212) 457-3319 and, if to the Company or the Operating Partnership it shall be sufficient in all respects if delivered or sent to the Company at the offices of the Company at Global Net Lease, Inc., 405 Park Avenue, 4th Floor, New York, NY 10022-4405, Attention: Legal Department, Fax No. (646) 861-7743. Each party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose.

SECTION 11. Parties at Interest. The Agreement herein set forth has been and is made solely for the benefit of the Agents, the Company and the Operating Partnership and to the extent provided in Section 7 of this Agreement the controlling persons, directors and officers referred to in such section, and their respective successors, assigns, heirs, personal representatives and executors and administrators. No other person, partnership, association or corporation (including a purchaser, as such purchaser, from any Agent) shall acquire or have any right under or by virtue of this Agreement.

SECTION 12. No Fiduciary Relationship. The Company and the Operating Partnership hereby acknowledge that each Agent is acting solely as sales agent and/or principal in connection with the purchase and sale of the Company’s securities. The Company and the Operating Partnership further acknowledge that each Agent is acting pursuant to a contractual relationship created solely by this Agreement entered into on an arm’s length basis, and in no event do the parties intend that any Agent act or be responsible as a fiduciary to the Company, its management, stockholders or creditors or any other person in connection with any activity that any Agent may undertake or have undertaken in furtherance of the purchase and sale of the Company’s securities, either before or after the date hereof. Each Agent hereby expressly disclaims any fiduciary or similar obligations to the Company and the Operating Partnership either in connection with the transactions contemplated by this Agreement or any matters leading up to such transactions, and the Company and the Operating Partnership hereby confirm their understanding and agreement to that effect. The Company, the Operating Partnership, and each of the Agents agree that they are each responsible for making their own independent judgments with respect to any such transactions and that any opinions or views expressed by any Agent to the Company or the Operating Partnership regarding such transactions, including, but not limited to, any opinions or views with respect to the price or market for the Company’s securities, do not constitute advice or recommendations to the Company or the Operating Partnership. The Company and the Operating Partnership hereby waive and release, to the fullest extent permitted by law, any claims that the Company or the Operating Partnership may have against any Agent with respect to any breach or alleged breach of any fiduciary or similar duty to the Company or the Operating Partnership in connection with the transactions contemplated by this Agreement or any matters leading up to such transactions.

SECTION 13. Press Releases and Disclosure. The Company may issue a press release in compliance with Rule 134 under the Act describing the material terms of the transactions contemplated hereby as soon as practicable following the date hereof, and may file with the Commission a Current Report on Form 8-K describing the material terms of the transaction contemplated hereby, and the Company shall consult with the Agents prior to making such disclosures, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosures that is reasonably satisfactory to all parties. No party hereto shall issue thereafter any Current Report on Form 8-K or press release or like public statement (including, without limitation, any disclosure required in reports filed with the Commission pursuant to the Exchange Act) related to this Agreement or any of the transactions contemplated hereby without the prior written approval, except pursuant to Section 4(y) of this Agreement or as may be necessary or appropriate in the opinion of the party seeking to make disclosure to comply with the requirements of applicable law or stock exchange rules. If any such press release or like public statement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure that is reasonably satisfactory to all parties.

SECTION 14. Adjustments for Stock Splits. The parties acknowledge and agree that all share related numbers contained in this Agreement shall be adjusted to take into account any stock split, subdivision or combination effected with respect to the Shares.

SECTION 15. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof.

SECTION 16. Counterparts. This Agreement may be signed by the parties in one or more counterparts which together shall constitute one and the same agreement among the parties.

SECTION 17. Law; Construction. This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement (“Claim”), directly or indirectly, shall be governed by, and construed in accordance with, the internal laws of the State of New York.

SECTION 18. Headings. The Section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement.

SECTION 19. Submission to Jurisdiction. Except as set forth below, no Claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have jurisdiction over the adjudication of such matters, and the Company and the Operating Partnership consent to the jurisdiction of such courts and personal service with respect thereto. The Company and the Operating Partnership hereby consent to personal jurisdiction, service and venue in any court in which any Claim arising out of or in any way relating to this Agreement is brought by any third party against any Agent or any indemnified party. Each of the Agents and the Company and the Operating Partnership (on their behalf and, to the extent permitted by applicable law, on behalf of their stockholders and affiliates) waive all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. The Company and the Operating Partnership agree that a final judgment in any such action, proceeding or counterclaim brought in any such court shall be conclusive and binding upon the Company and the Operating Partnership and may be enforced in any other courts to the jurisdiction of which the Company and the Operating Partnership are or may be subject, by suit upon such judgment.

SECTION 20. Successors and Assigns. This Agreement shall be binding upon each Agent and the Company and the Operating Partnership and their successors and assigns and any successor or assign of any substantial portion of the Company’s and the Operating Partnership’s and such Agent’s respective businesses and/or assets.

SECTION 21. Obligations of the Agents. Notwithstanding any other provision of this Agreement, the obligations of each Agent under this Agreement and any Terms Agreement shall be several and not joint.

[Signature Page Follows]

If the foregoing correctly sets forth the understanding between the Company, the Operating Partnership and the Agents, please so indicate in the space provided below for that purpose, whereupon this Agreement and your acceptance shall constitute a binding agreement between the Company, the Operating Partnership and the Agents. Alternatively, the execution of this Agreement by the Company and the Operating Partnership and its acceptance by or on behalf of the Agents may be evidenced by an exchange of telegraphic or other written communications.

Very truly yours,

GLOBAL NET LEASE, INC.

By:	/s/ James L. Nelson
Name: James L. Nelson
Title: Chief Executive Officer and President

GLOBAL NET LEASE OPERATING PARTNERSHIP, L.P.

By: Global Net Lease, Inc., its general partner

By:	/s/ James L. Nelson
Name: James L. Nelson
Title: Chief Executive Officer and President

ACCEPTED as of the date first above written

LADENBURG THALMANN & CO. INC.

By:	/s/ Steve Kaplan
	Name:	Steve Kaplan
	Title:	Head of Capital Markets

BMO CAPITAL MARKETS CORP.

By:	/s/ David Raff
	Name:	David Raff
	Title:	Managing Director

B. RILEY FBR, INC.

By:	/s/ Patrice McNicoll
	Name:	Patrice McNicoll
	Title:	Co-Head of Investment Banking

Schedule A

PERMITTED FREE WRITING PROSPECTUSES

None as of the date of the Equity Distribution Agreement to which this Schedule is attached.

Schedule B

Schedule of Subsidiaries

NAME OF SUBSIDIARY	PLACE OF INCORPORATION OR ORGANIZATION

ARC Global II S.à.r.l.	Luxembourg
ARC ACHNETH001, LLC	Delaware
ARC ALSFDUK001, LLC	Delaware
ARC AMWCHKS001, LLC	Delaware
ARC AMWORUK001, LLC	Delaware
ARC ATSNTTX001, LLC	Delaware
ARC BBWYKUK001, LLC	Delaware
ARC BHSBDIN001, LLC	Delaware
ARC BKSCOUK001, LLC	Delaware
ARC CABIRUK001, LLC	Delaware
ARC CCLTRUK001, LLC	Delaware
ARC CGFRSMI001, LLC	Delaware
ARC CGJNSMI001, LLC	Delaware
ARC CGLGNIN001, LLC	Delaware
ARC CGMADIN001, LLC	Delaware
ARC CGMARSC001, LLC	Delaware
ARC CGWRNMI001, LLC	Delaware
ARC CJHSNTX001, LLC	Delaware
ARC CJHSNTX002, LLC	Delaware
ARC CRVANOH001, LLC	Delaware
ARC CSVBTMI001, LLC	Delaware
ARC CTFTMSC001, LLC	Delaware
ARC CWARANE001, LLC	Delaware
ARC CWGRDMI001, LLC	Delaware
ARC CWRVTIL001, LLC	Delaware
ARC CWSALKS001, LLC	Delaware
ARC CWUVLOH001, LLC	Delaware
ARC CWVININ001, LLC	Delaware
ARC CWWPKMN001, LLC	Delaware
ARC DBGESRG001, LLC	Delaware
ARC DBGWSDG001, LLC	Delaware
ARC DFSMCUK001, LLC	Delaware
ARC DG40PCK001, LLC	Delaware
ARC DINCNOH001, LLC	Delaware
ARC DNDUBOH001, LLC	Delaware
ARC DRINDIN001, LLC	Delaware
ARC EEMTRUK001, LLC	Delaware
ARC FD34PCK001, LLC	Delaware
ARC FD73SLB001, LLC	Delaware
ARC FEAMOTX001, LLC	Delaware
ARC FEBHMNY001, LLC	Delaware
ARC FEBILMA001, LLC	Delaware
ARC FECPEMA001, LLC	Delaware

NAME OF SUBSIDIARY	PLACE OF INCORPORATION OR ORGANIZATION

ARC FEGBRNC001, LLC	Delaware
ARC FEHBRKY001, LLC	Delaware
ARC FELEXKY001, LLC	Delaware
ARC FELKCLA001, LLC	Delaware
ARC FEMANMN001, LLC	Delaware
ARC FEPIESD001, LLC	Delaware
ARC FESALUT001, LLC	Delaware
ARC FESANTX001, LLC	Delaware
ARC FEWNAMN001, LLC	Delaware
ARC FEWTRNY001, LLC	Delaware
ARC FMHEPGA001, LLC	Delaware
ARC FMSUMSC001, LLC	Delaware
ARC FSMCHIL001, LLC	Delaware
ARC FUMANUK001, LLC	Delaware
ARC GBLMESA001, LLC	Delaware
ARC GECINOH001, LLC	Delaware
ARC GEGRDMI001, LLC	Delaware
ARC GLOBAL HOLDCO, LLC	Delaware
ARC Global II (France) Holdings S.à r.l.	Luxembourg
ARC Global II (Germany) Holdings S.à r.l.	Luxembourg
ARC Global II (holding)	France
ARC Global II (Luxembourg) Holdings S.à r.l.	Luxembourg
ARC Global II (Midco) S.à r.l.	Luxembourg
ARC Global II (Netherlands) Holdings S.à r.l.	Luxembourg
ARC Global II (UK) Holdings S.à r.l.	Luxembourg
ARC Global II Amiens	France
ARC Global II Blois	France
ARC Global II Bordeaux	France
ARC Global II Brest	France
ARC Global II DB Lux S.à r.l.	Luxembourg
ARC Global II Foster Wheeler S.à r.l.	Luxembourg
ARC GLOBAL II HOLDCO, LLC	Delaware
ARC Global II ING Netherlands S.à.r.l.**	Luxembourg
ARC Global II ING S.à r.l.	Luxembourg
ARC GLOBAL II INTERNATIONAL HOLDCO, LLC	Delaware
ARC Global II Marseille	France
ARC Global II Rueil	France
ARC Global II S.à r.l.	Luxembourg
ARC Global II Strasbourg	France
ARC Global II Weilbach S.à r.l.	Luxembourg
ARC Global Organisme de Placement Collectif en Immobilier (OPCI)	France
ARC GRLBKTX001, LLC	Delaware
ARC GRLOUKY001, LLC	Delaware
ARC GRMSAAZ001, LLC	Delaware
ARC GRRALNC001, LLC	Delaware
ARC GSDALTX001, LLC	Delaware
ARC GSDVRDE001, LLC	Delaware
ARC GSFFDME001, LLC	Delaware
ARC GSFRNTN001, LLC	Delaware
ARC GSGTNPA001, LLC	Delaware

NAME OF SUBSIDIARY	PLACE OF INCORPORATION OR ORGANIZATION

ARC GSIFLMN001, LLC	Delaware
ARC GSMSSTX001, LLC	Delaware
ARC GSRNGME001, LLC	Delaware
ARC GSRPCSD001, LLC	Delaware
ARC GSRTNNM001, LLC	Delaware
ARC HLHSNTX001, LLC	Delaware
ARC HPDFS HOLDCO, LLC	Delaware
ARC HPNEWUK001, LLC	Delaware
ARC HVHELFI001, LLC	Delaware
ARC IAREDUK001, LLC	Delaware
ARC JTCHATN001, LLC	Delaware
ARC JTCHATN002, LLC	Delaware
ARC KPHTNNE001, LLC	Delaware
ARC KSFTWPA001, LLC	Delaware
ARC KUSTHMI001, LLC	Delaware
ARC LPSBDIN001, LLC	Delaware
ARC MCCARUK001, LLC	Delaware
ARC MEROXUK001, LLC	Delaware
ARC MKMDNNJ001, LLC	Delaware
ARC MPSTLMO001, LLC	Delaware
ARC MSELGIL001, LLC	Delaware
ARC NNMFBTN001, LLC	Delaware
ARC NOPLNTX001, LLC	Delaware
ARC NOWILND001, LLC	Delaware
ARC NRSLDUK001, LLC	Delaware
ARC NSSNJCA001, LLC	Delaware
ARC OBMYNGER01, LLC	Delaware
ARC ODVLONET001, LLC	Delaware
ARC OGHDGMD001, LLC	Delaware
ARC PFBFDUK001, LLC	Delaware
ARC PNEREPA001, LLC	Delaware
ARC PNSCRPA001, LLC	Delaware
ARC PPHHTKY001, LLC	Delaware
ARC REXREGER01, LLC	Delaware
ARC RMNUSGER01, LLC	Delaware
ARC SANPLFL001, LLC	Delaware
ARC SLKRFCP001, LLC	Delaware
ARC SLSTCCA001, LLC	Delaware
ARC SPHRSNJ001 Urban Renewal Entity, LLC	Delaware
ARC SWWSVOH001, LLC	Delaware
ARC SZPTNNJ001, LLC	Delaware
ARC TFDPTIA001, LLC	Delaware
ARC TFKMZM1001, LLC	Delaware
ARC TFKMZMI001, LLC	Delaware
ARC TKMANUK001, LLC	Delaware
ARC TOMANFI001, LLC	Delaware
ARC TRLIVMI001, LLC	Delaware
ARC TWSWDUK001, LLC	Delaware
ARC VALWDCO001, LLC	Delaware
ARC VCLIVMI001, LLC	Delaware

NAME OF SUBSIDIARY	PLACE OF INCORPORATION OR ORGANIZATION

ARC WHAMSNE001, LLC	Delaware
ARC WIODSTX001, LLC	Delaware
ARC WKBPLUK001, LLC	Delaware
ARC WKMCRUK001, LLC	Delaware
ARC WKSOTUK001, LLC	Delaware
ARC WMWSLNC001, LLC	Delaware
ARC WNBRNMO001, LLC	Delaware
ARC WWHWCMI001, LLC	Delaware
ARG FCSTHMI001, LLC	Delaware
ARG BSMTONJ001, LLC	Delaware
ARG CBSKSMO001, LLC	Delaware
ARG CMOMHNE001, LLC	Delaware
ARG CMPCRMS001, LLC	Delaware
ARG FCSTHMI001, LLC	Delaware
ARG FEGRFMT001, LLC	Delaware
ARG FEMRGWV001, LLC	Delaware
ARG GKCNCOH001, LLC	Delaware
ARG LSWYGMI001, LLC	Delaware
ARG NIGVTNH001, LLC	Delaware
ARG NIJNBVT001, LLC	Delaware
ARG NIJNBVT002, LLC	Delaware
ARG NIJNBVT003, LLC	Delaware
ARG PLRMLMI001, LLC	Delaware
ARG TRWXMMI001, LLC	Delaware
ARG VAGNVFL001, LLC	Delaware
Crown Portfolio S.à r.l.	Luxembourg
GLOBAL NET LEASE OPERATING PARTNERSHIP, L.P.	Delaware
HC Glasgow S.à r.l.	Luxembourg
Kiinteistö Oy Vantaan Pyhtäänkorventien KOKE (MREC)	Finland
Kiinteistö Oy Vantaan Teknikontien LEKO 7 (MREC)	Finland
Kiinteistö Oy Vantaan Teknikontien MAKE (MREC)	Finland
Kiinteistö Oy Vantaan Teknikontien MAKO (MREC)	Finland
Koy Mäntsälän Logistiikkakeskus (MREC)	Finland
MAYFLOWER ACQUISITION, LLC	Delaware
METHAGER01, LLC	Delaware
ROCHESSGER01, LLC	Delaware
ROCHESSGER02, LLC	Delaware
ROCHESSGER03, LLC	Delaware

Schedule C

Authorized Company Representatives

James L. Nelson, Chief Executive Officer and President, telephone No. (212) 415-6528, e-mail: JNelson@globalnetlease.com.

Christopher J. Masterson, Chief Financial Officer, Secretary and Treasurer, telephone No. (646) 626-8860, e-mail: CMasterson@globalnetlease.com.

34